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                                 EXHIBIT 21.1
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Henderson Citizens Bancshares, Inc.
  Henderson Citizens Delaware Bancshares,Inc. (100%)
    Citizens National Bank (100%)
    First State Bank (100%)
  Waskom Bankshares,Inc. (100%)